UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 31, 2014

Bacterin International Holdings, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

333-158426	20-5313323
(Commission File Number)	(IRS Employer Identification No.)

600 Cruiser Lane Belgrade, Montana	59714
(Address of Principal Executive Offices)	(Zip Code)

(406) 388-0480
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On July 31, 2014, Bacterin International Holdings, Inc. (the “Company”) entered into a Purchase Agreement (the “Agreement”) with Northland Securities, Inc. relating to the sale (the “Offering”) of 1,143,000 shares of the Company's common stock, $0.000001 par value per share (the “Shares”) and warrants to purchase 571,500 shares of common stock at an exercise price of $7.12 per share (the “Warrants”). Pursuant to the Agreement, the Company agreed to issue and sell each Share together with a Warrant to purchase one-half of a share of common stock to the underwriter at a public offering price of $5.70 per Share and related Warrant.

The Company estimates that it will receive net proceeds of approximately $5.76 million from the Offering after deducting underwriting discounts and commissions and offering expenses. The Company intends to use the net proceeds from the Offering for sales and marketing initiatives, continued product development, and general corporate purposes. The Offering is subject to customary closing conditions and is expected to close on or about August 6, 2014.

The foregoing is only a brief description of the material terms of the Agreement and does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the Agreement, which is filed hereto as Exhibit 1.1 and incorporated by reference herein. A copy of the form of warrant is attached as Exhibit 4.1 to our Current Report on Form 8-K filed July 31, 2014.

The legal opinion, including the related consent, of Ballard Spahr LLP relating to the issuance of the Shares is filed as Exhibit 5.1 to this Current Report on Form 8-K.

On August 1, 2014, we issued a press release announcing that we had priced the Offering. The press release is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Purchase Agreement dated July 31, 2014.
4.1	Form of Warrant (incorporated by reference from the Company’s Current Report on Form 8-K filed on July 31, 2014 (No. 001-34951)).
5.1	Opinion of Ballard Spahr LLP.
23.1	Consent of Ballard Spahr LLP (included in Exhibit 5.1).
99.1	Press Release issued August 1, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Bacterin International Holdings, Inc.

August 1, 2014	By:	/s/ John Gandolfo
		Name:	John Gandolfo
		Title:	Chief Financial Officer